Exhibit 10.03
THE HARTFORD DEFERRED STOCK UNIT PLAN
RESTRICTED UNITS
FORM OF AWARD LETTER
[DATE]
[NAME]
[ADDRESS]
I am pleased to inform you that the Compensation and Personnel Committee (the “Committee”) of the Board of Directors of The Hartford Financial Services Group, Inc. (“The Hartford”) has approved an award of Restricted Units on your behalf under The Hartford Deferred Stock Unit Plan (the “Plan”). Compensation under this Plan is designed to be consistent with the limitations and restrictions on employee compensation arrangements imposed by the Emergency Economic Stabilization Act of 2008, as amended, and guidance issued by the U.S. Department of the Treasury thereunder (the “TARP Compensation Restrictions”).
You were granted [INSERT] Restricted Units on [INSERT] (the “Award Date”) with an estimated value of $[INSERT]. The number of Restricted Units was determined by dividing the estimated value of your award by the closing price of The Hartford common stock (“Stock”) on the Award Date. Each Restricted Unit represents a contractual right to receive cash equal to the value of a specified number of shares of Stock, provided that vesting requirements are met and the TARP Compensation Restrictions permit payment. Amounts vest if your employment continues until the third anniversary of the Award Date (or until such other date as may be specified in accordance with the Plan). In the event of your termination of employment prior to the designated vesting date (other than by reason of death or total disability), the Restricted Units are forfeited, except that, to the extent consistent with the TARP Compensation Restrictions, Restricted Units vest on a pro rata basis in the event of a participant’s retirement. Restricted Units are forfeited in the event of a termination for cause.
Your 2009 Restricted Unit award and The Hartford Deferred Stock Unit Plan are viewable at www.netbenefits.fidelity.com. You are strongly urged to review the Plan document at your earliest convenience. If you cannot access the information, please contact Eileen Sawyer, Executive Compensation, The Hartford, HO-1-141, One Hartford Plaza, Hartford, CT 06155, (860) 547-4907, for a paper copy.
Please note that this letter, along with the Plan, constitutes your Restricted Unit agreement with The Hartford. Although you are not required to sign any formal documents, your Restricted Unit award is subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and all of the rules, procedures and interpretations of the Plan that the Committee may adopt from time to time.
Sincerely,
Liam McGee

THE HARTFORD DEFERRED STOCK UNIT PLAN
DEFERRED UNITS
FORM OF AWARD LETTER
[DATE]
[NAME]
[ADDRESS]
I am pleased to inform you that the Compensation and Personnel Committee (the “Committee”) of the Board of Directors of The Hartford Financial Services Group, Inc. (“The Hartford”) has approved an award of Deferred Units on your behalf under The Hartford Deferred Stock Unit Plan. Compensation under this Plan is designed to be consistent with the limitations and restrictions on employee compensation arrangements imposed by the Emergency Economic Stabilization Act of 2008, as amended, and guidance issued by the U.S. Department of the Treasury thereunder (the “TARP Compensation Restrictions”).
The Committee has established a dollar amount for you to be credited each pay period to a notional account. The sum of the amounts credited for the applicable pay periods occurring during each calendar quarter is then applied to determine the number of Deferred Units to be credited to your account. The number of Deferred Units is equal to the sum of the amounts credited to you for the pay periods occurring during the quarter, divided by the closing price of The Hartford common stock (“Stock”) on the second business day following the filing of The Hartford’s SEC Form 10-Q or 10-K applicable to or filed immediately following the quarter (the “Grant Date”). For amounts credited to your account for the [INSERT] quarter of $[INSERT], you were granted [INSERT #] Deferred Units on [INSERT DATE].
Deferred Units are a contractual right to receive cash equal to the value of a specified number of shares of Stock. Deferred Units attributable to services performed prior to January 1, 2010 (other than by senior executive officers hired on or after October 1, 2009) are fully vested when credited but are not paid until after two years from their Grant Date. Deferred Units attributable to services performed on or after January 1, 2010 (and any credited to senior executive officers hired on or after October 1, 2009), are fully vested when credited and are paid in three installments after the first, second and third anniversaries of the Grant Date. Payment may be made earlier, based on the then value of the Stock, in the event of death or total disability. Deferred Units are forfeited in the event of a termination for cause.
An account summary will be provided to you quarterly by Executive Compensation within seven business days of each Grant Date. The Hartford Deferred Stock Unit Plan is viewable at www.netbenefits.fidelity.com and you are strongly urged to review the Plan document at your earliest convenience. If you cannot access the information, please contact Eileen Sawyer, Executive Compensation, The Hartford, HO-1-141, One Hartford Plaza, Hartford, CT 06155, (860) 547-4907, for a paper copy.
Please note that this letter, along with the Plan, constitutes your Deferred Unit agreement with The Hartford. Although you are not required to sign any formal documents, your Deferred Unit award is subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and all of the rules, procedures and interpretations of the Plan that the Committee may adopt from time to time.
Sincerely,
Liam McGee